Exhibit 99.1

Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	May 20, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS FOURTH QUARTER RESULTS

Strong Cash Performance, Record Annual Bookings, Dividend Instituted

FALLS CHURCH, Va., May 20 – CSC (NYSE: CSC) today reported fourth quarter fiscal 2010 revenue of $4.2 billion and fully diluted earnings per share (EPS) of $1.66 compared to fourth quarter fiscal 2009 revenue of $4.1 billion and EPS of $2.51 (which included $1.11 of net favorable tax audit settlements).
For the full year, revenue was $16.1 billion (compared to $16.7 billion for the previous year), and EPS was $5.28 (compared to $7.31 for the previous year which included a total of $3.36 of net favorable tax audit settlements).

Highlights for the Quarter and Full Year include:

•	New business awards of $4.3 billion for the quarter and $19.2 billion for the year, an annual increase of 18.5% and compares favorably to the latest guidance of $19 billion.

•	Pre-tax margin of 7.13% for the quarter and 6.44% for the year which is a 72 basis point improvement from the previous year.

•	Operating margin of 10.10% for the quarter and 8.75% for the year which is a 50 basis point improvement from the previous year and compares favorably to the latest guidance of 8.6% to 8.8%.

•	Operating cash flow of $1,237 million for the quarter and $1,643 million for the year.

•
Free Cash Flow of $951 million for the quarter, and $811 million for the year, representing 99% of net income attributable to CSC common shareholders, comparing favorably to 92% last year and our latest guidance in excess of 90%.

EXHIBIT 99.1

Commenting on the results, CSC Chairman and Chief Executive Officer, Michael Laphen said, “We had a solid quarter and an outstanding year marked by robust cash generation, further increased profitability, and a significantly strengthened balance sheet. I am especially pleased with our success in capturing new business with another $4.3 billion of new awards in the quarter bringing our total year result to $19.2 billion, a record for CSC and $3 billion above last year.”

New Business Awards

The breakdown of the $4.3 billion of new business awards in the quarter by our three lines of business is as follows: North American Public Sector (NPS) contributed $1.4 billion ($7.1 billion for the full year), Business Solutions and Services (BSS) reported $0.8 billion ($3.4 billion for the full year), and Managed Services Sector (MSS) closed $2.1 billion of new business ($8.7 billion for the full year).

Business Outlook

“Our fourth quarter revenue reflects a sequential increase of 7%, and that, coupled with the $19.2 billion of new business awards, positions us for a return to growth in Fiscal Year 2011” said Laphen. “As the world economies gradually improve, our financial strength, market position, and innovative solutions will stimulate expansion across our three lines of business.”

Lines of Business

For the quarter, NPS revenue was $1.61 billion (up 8.8% sequentially and up 6.1% from fourth quarter last year), MSS revenue was $1.69 billion (up 4.4% sequentially and up 4.7% from fourth quarter last year) and BSS revenue was $0.97 billion (up 9.5% sequentially and down 4.1% from fourth quarter last year).

Dividend Declaration

Laphen added, “Our focus on operational and financial excellence and particularly cash generation gives us the confidence that we can adequately fund the necessary investments in technology and strategic acquisitions while enhancing our return to investors.

Therefore, as a demonstration of that confidence in performance and commitment to our shareholders, the company’s Board of Directors authorized and declared a quarterly dividend of $0.15 per share payable July 2010.”

EXHIBIT 99.1

Guidance

For fiscal year 2011, the company anticipates bookings in excess of $18 billion, revenue in the range of $16.8 billion to $17.2 billion (an increase of 4% to 7%) and operating margin between 9% and 9.25%, representing a further increase of 25 to 50 basis points. EPS is projected to be in the $5.30 to $5.40 range, representing an increase of approximately 20% when normalized for tax rate. Free Cash Flow is forecast to be in excess of 90% of net income attributable to CSC common shareholders.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11:00 a.m. EST today. The conference call dial-in number for domestic callers is 877-604-9670. International callers will need to dial 719-325-4813. The pass code for all participants is 9342404. The Webcast and presentation slides can be accessed at www.csc.com/investorrelations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, free cash flow and free cash flow as a percentage of net income attributable to CSC common shareholders.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business.  These include Business Solutions & Services, the Managed Services Sector and the North American Public Sector.  CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting.  Headquartered in Falls Church, VA., CSC has approximately 94,000 employees and reported revenue of $16.1 billion for the 12 months ended April 2, 2010.  For more information, visit the company’s Web Site at www.csc.com.

EXHIBIT 99.1

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2009 and any updating information in subsequent SEC filings.  The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

EXHIBIT 99.1

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Revenues by Segment
(unaudited)
	Quarter Ended
	April 2, 2010	April 3, 2009	% of Total
(Amounts in millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$971	$1,012	23%	25%

Managed Services Sector	1,690	1,614	40	39

Department of Defense	1,189	1,076	28	26
Civil agencies	361	399	9	10
Other (1)	57	39	1	1
North American Public Sector	1,607	1,514	38	37

Corporate & Eliminations	(32)	(28)	(1)	(1)

Total Revenue	$4,236	$4,112	100%	100%

	Twelve Months Ended
	April 2, 2010	April 3, 2009	% of Total
(Amounts in millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$3,560	$3,946	22%	24%

Managed Services Sector	6,451	6,922	40	41

Department of Defense	4,594	4,204	29	25
Civil agencies	1,423	1,615	9	10
Other (1)	208	159	1	1
North American Public Sector	6,225	5,978	39	36

Corporate & Eliminations	(108)	(106)	(1)	(1)

Total Revenue	$16,128	$16,740	100%	100%

Note (1): Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public Sector (NPS).

EXHIBIT 99.1

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Consolidated Statements of Income
(unaudited)
	Quarter Ended		Twelve Months Ended
(Amounts in millions except per-share amounts)	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009

Revenues	$4,236	$4,112	$16,128	$16,740

Costs of services (excludes depreciation and amortization)	3,321	3,171	12,797	13,268

Selling, general and administrative	259	259	991	1,083

Depreciation and amortization	272	274	1,097	1,186

Goodwill impairment	-	19	-	19

Interest expense	94	69	252	260

Interest income	(7)	(10)	(27)	(41)

Other (income)/expense	(5)	(1)	(20)	8

Total costs and expenses	3,934	3,781	15,090	15,783

Income before taxes	302	331	1,038	957

Taxes on income/(benefit)	38	(52)	204	(166)

Net income	264	383	834	1,123
Net income attributable to noncontrolling interest, net of tax	5	1	17	8
Net income attributable to CSC common shareholders	$259	$382	$817	$1,115

Earnings per common share
Basic	$1.69	$2.52	$5.36	$7.37

Diluted	$1.66	$2.51	$5.28	$7.31

Average common shares outstanding for:
Basic EPS	153.691	151.501	152.462	151.388

Dilutive EPS	156.258	152.378	154.754	152.614

EXHIBIT 99.1

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Selected Balance Sheet Data
(unaudited)
	As of	As of
(Amounts in millions)	April 2, 2010	April 3, 2009
Assets
Cash and cash equivalents	$2,784	$2,297
Receivables, net	3,849	3,786
Prepaid expenses and other current assets	1,789	1,624
Total current assets	8,422	7,707

Property and equipment, net	2,241	2,353
Outsourcing contract costs, net	642	684
Software, net	511	476
Goodwill	3,866	3,784
Other assets	773	615
Total assets	$16,455	$15,619

Liabilities
Short-term debt and current maturities of long-term debt	$75	$62
Accounts payable	409	636
Accrued payroll and related costs	821	822
Other accrued expenses	1,344	1,264
Deferred revenue	1,189	915
Income taxes payable and deferred income taxes	284	317
Total current liabilities	4,122	4,016

Long-term debt, net	3,669	4,173
Income tax liabilities	550	486
Other long-term liabilities	1,606	1,326

Total stockholders' equity	6,508	5,618

Total liabilities and stockholders' equity	$16,455	$15,619

Debt as a percentage of total capitalization	36.5%	43.0%

EXHIBIT 99.1

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Consolidated Statement of Cash Flows
(unaudited)
	Twelve Months Ended
(Amounts in millions)	April 2, 2010	April 3, 2009
Cash flows from operating activities:
Net income	$834	$1,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,156	1,270
Stock based compensation	64	54
Deferred taxes	8	247
Gain on dispositions	(5)	(1)
Provision for losses on accounts receivable	23	33
Excess tax benefit from stock based compensation	(9)	(1)
Unrealized foreign currency exchange (gain)/loss	(28)	98
Impairment losses and contract write-offs	23	53
Cash surrender value in excess of premiums paid	(5)	(5)
Changes in assets and liabilities, net effects of acquisitions and dispositions:
Decrease in receivables	70	224
Increase in prepaid expenses and other current assets	(153)	(164)
Decrease in accounts payable and accruals	(409)	(323)
Decrease in income taxes payable and income tax liability	(135)	(820)
Increase in deferred revenue	207	236
Other operating activities, net	2	(38)
Net cash provided by operating activities	1,643	1,986

Cash flows from investing activities:
Purchases of property and equipment	(578)	(699)
Outsourcing contracts	(176)	(165)
Acquisitions, net of cash acquired	(5)	(100)
Business dispositions	14	-
Software purchased and developed	(173)	(163)
Other investing activities, net	128	89
Net cash used in investing activities	(790)	(1,038)

Cash flows from financing activities:
Net repayments of commercial paper	-	(263)
Borrowings under lines of credit	130	1,848
Repayments on lines of credit	(137)	(320)
Principal payments on long-term debt	(537)	(532)
Proceeds from stock options, common stock transactions	100	13
Excess tax benefit from stock-based compensation	9	1
Repurchase of common stock & acquisition of treasury stock	(3)	(4)
Other financing cash flows	(49)	(1)
Net cash (used in)/provided by financing activities	$(487)	$742

Effect of exchange rate changes on cash and cash equivalents	$121	$(92)

Net increase in cash and cash equivalents	$487	$1,598
Cash and cash equivalents at beginning of year	$2,297	$699
Cash and cash equivalents at end of year	$2,784	$2,297

EXHIBIT 99.1

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Non-GAAP Financial Measures
The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between operating income and reported earnings.

GAAP Reconciliations
(unaudited)

Operating Income	Quarter Ended		Twelve Months Ended
(Amounts in millions)	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009

Operating income	$428	$447	$1,411	$1,382
Corporate G&A	(44)	(39)	(168)	(179)
Interest expense	(94)	(69)	(252)	(260)
Interest income	7	10	27	41
Other income (expense)	5	1	20	(8)
Goodwill impairment	-	(19)	-	(19)
Income before taxes	302	331	1,038	957

Taxes on income (benefit)	38	(52)	204	(166)
Income from continuing operations	264	383	834	1,123
Net income attributable to noncontrolling interest, net of tax	5	1	17	8
Net income attributable to CSC common shareholders	$259	$382	$817	$1,115

Free Cash Flow	Quarter Ended		Twelve Months Ended
	April 2, 2010	April 3, 2009	April 2, 2010	April 3, 2009

Free cash flow	$951	$850	$811	$1,021
Net cash used in investing activities	276	200	790	1,038
Acquisitions, net of cash acquired	-	-	(5)	(100)
Business dispositions	-	-	14	-
Capital lease payments	10	8	33	27
Net cash provided by operating activities	$1,237	$1,058	$1,643	$1,986
Net cash used in investing activities	$(276)	$(200)	$(790)	$(1,038)
Net cash (used in)/provided by financing activities	$(602)	$(211)	$(487)	$742

Operating income	$428	$447	$1,411	$1,382
Operating margin	10.10%	10.86%	8.75%	8.25%
Pre-tax margin	7.13%	8.05%	6.44%	5.72%

Note: Capital lease payments and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of free cash flow (FCF).  Operating margin is defined as operating income as a percentage of revenue.  Pre-tax margin is defined as Income before taxes as a percentage of revenue.